Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Fourth-Quarter and Full-Year 2020 Financial Results;
Provides 2021 Outlook

HERSHEY, Pa., February 4, 2021 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full year ended December 31, 2020.

“2020 was a year of unexpected challenges and hardship, but also one that brought opportunity, resilience and compassion. We are proud to be an important part of comfort and connection in people’s lives. Our portfolio of beloved brands remains extremely relevant with consumers, and our dedicated team, advantaged capabilities and operational excellence allowed us to help create many moments of goodness for them during these unprecedented times,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We delivered a strong quarter with continued share gains and volume growth to finish the year. While the impact of key external factors on our business remains uncertain, we have good momentum going into 2021 with visibility into a strong start to the year. We anticipate we will deliver another year of balanced sales and earnings growth in 2021.”

Fourth-Quarter 2020 Financial Results Summary1
•Consolidated net sales of $2,185.2 million, an increase of 5.7%.
•Organic, constant currency net sales increased 6.3%.
•The impact of divestitures on net sales was a 0.2 point headwind2 while foreign currency exchange was a 0.4 point headwind.
•Reported net income of $291.4 million, or $1.39 per share-diluted, an increase of 41.8%.
•Adjusted earnings per share-diluted of $1.49, an increase of 16.4%.
1 All comparisons for the fourth quarter of 2020 are with respect to the fourth quarter ended December 31, 2019
2 Reflects the 2020 divestitures of KRAVE Pure Foods, Inc. (Krave) and the Scharffen Berger and Dagoba brands

2020 Full-Year Financial Results Summary3
•Consolidated net sales of $8,149.7 million, an increase of 2.0%.
•Organic, constant currency net sales increased 2.0%.
•The net impact of acquisitions and divestitures on net sales was a 0.5 point benefit4, while foreign currency exchange was a 0.5 point headwind.
•Reported net income of $1,278.7 million, or $6.11 per share-diluted, an increase of 11.9%.
•Adjusted earnings per share-diluted of $6.29, an increase of 8.8%.
3 All comparisons for full year 2020 are with respect to the full year ended December 31, 2019
4 Reflects the impact from the 2019 acquisition of ONE Brands, LLC, partially offset by the 2020 divestitures of Krave and the Scharffen Berger and Dagoba brands

2021 Full-Year Financial Outlook Summary
The company's 2021 outlook is provided in the context of greater than usual volatility associated with the COVID-19 pandemic.

For 2021, the company expects performance in line with its long-term growth algorithm of 2–4% net sales growth and 6–8% earnings per share growth.

In the North America segment, the company expects recent performance and momentum to continue into the first quarter of 2021 due to sustained elevated sales of take home and seasonal chocolate, as well as additional marketplace share gains. Second quarter and second half results are expected to be moderate given strong 2020 performance. In the International & Other segment, the company expects stabilizing sales trends across most markets; however, the pace and magnitude of recovery remains uncertain.
Sales growth and modest gross margin expansion are expected to enable business reinvestment while resulting in solid adjusted earnings per share growth.

The company also expects:
•Interest expense of approximately $130 million; and
•Capital expenditures of approximately $550 million, driven by key initiatives including the company's ongoing ERP transformation and supply chain initiatives.

Fourth-Quarter 2020 Results
Consolidated net sales were $2,185.2 million in the fourth quarter of 2020 versus $2,068.1 million in the year ago period, an increase of 5.7%. Volume and price realization were a 5.7 point and 0.6 point benefit, respectively. Foreign exchange was a 0.4 point headwind and the impact of divestitures was a 0.2 point headwind driven by the 2020 divestitures of Krave and the Scharffen Berger and Dagoba brands.

Reported gross margin was 44.0% in the fourth quarter of 2020, compared to 44.1% in the fourth quarter of 2019, a decrease of 10 basis points. This decrease was driven by lower derivative mark-to-market commodity gains. Adjusted gross margin was 43.9% in the fourth quarter of 2020 compared to 43.4% in the fourth quarter of 2019, an increase of 50 basis points driven by volume and price realization.

Selling, marketing and administrative expenses increased 4.0% in the fourth quarter of 2020 versus the fourth quarter of 2019 driven by advertising increases in the North America segment. Advertising and related consumer marketing expenses increased 4.9% in the fourth quarter of 2020 versus the same period last year driven by advertising increases in North America. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 3.5% versus the fourth quarter of 2019, driven by charges associated with our International Optimization Program as we evolved our operating model in China.

Fourth-quarter 2020 reported operating profit of $405.1 million increased 41.6% versus the fourth quarter of 2019, resulting in an operating profit margin of 18.5%, an increase of 470 basis points. The increase was primarily the result of impairment charges recognized in 2019 to write down long-lived and intangible assets associated with Krave. Adjusted operating profit of $429.3 million increased 15.9% versus the fourth quarter of 2019. This resulted in an adjusted operating profit margin of 19.6%, an increase of 170 basis points versus the fourth quarter of 2019 driven by strong volume gains in the North America segment.

The effective tax rate in the fourth quarter of 2020 was negative 10.6%, compared to 4.6% in the fourth quarter of 2019, a decrease of 15.2%. The adjusted tax rate in the fourth quarter of 2020 was negative 8.1%, compared to 9.8% in the fourth quarter of 2019, a decrease of 17.9%. Both the effective and adjusted tax rate decreases were driven primarily by higher tax credits versus the year ago period.

The company’s fourth-quarter 2020 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items positively impacting comparability of $25.6 million, or $0.10 per share-diluted. For the fourth quarter of 2019, items positively impacting comparability totaled $81.6 million, or $0.30 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Derivative Mark-to-Market Gains	$(4.1)	$(15.2)	$(0.02)	$(0.08)
Business Realignment Activities	29.3	0.8	0.14	—
Acquisition-Related (Benefits) Costs	(1.1)	2.2	—	0.01
Pension Settlement Charges Relating to Company-Directed Initiatives	1.6	0.1	0.01	—
Long-Lived and Intangible Asset Impairment Charges	—	107.7	—	0.51
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(0.1)	(2.7)	—	(0.01)
Gain on Sale of Other Assets	—	(11.3)	—	(0.05)
Tax effect of all adjustments reflected above	—	—	(0.03)	(0.08)
	$25.6	$81.6	$0.10	$0.30

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Derivative Mark-to-Market Losses (Gains)	$6.4	$(28.7)	$0.03	$(0.14)
Business Realignment Activities	31.5	9.2	0.15	0.04
Acquisition-Related Costs	3.7	10.2	0.03	0.05
Pension Settlement Charges Relating to Company-Directed Initiatives	3.5	2.4	0.02	0.01
Long-Lived and Intangible Asset Impairment Charges	9.1	112.5	0.04	0.53
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(3.4)	(2.8)	(0.02)	(0.01)
Gain on Sale of Other Assets	—	(11.3)	—	(0.05)
Facility Closure Reserve Adjustment	(3.2)	—	(0.01)	—
Tax effect of all adjustments reflected above	—	—	(0.06)	(0.11)
	$47.6	$91.5	$0.18	$0.32

The following are comments about segment performance for the fourth quarter of 2020 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America segment net sales were $1,973.9 million in the fourth quarter of 2020, an increase of 8.9% versus the same period last year. Volume contributed 7.9 points, driven by strong seasonal performance. Price realization was a 1.1 point benefit. Foreign currency exchange was a 0.1 point benefit, while the impact of divestitures was a 0.2 point headwind driven by the 2020 divestitures of Krave and the Scharffen Berger and Dagoba brands.

Total Hershey U.S. retail takeaway for the 12 weeks ended December 27, 20205 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 4.5% versus the prior-year period. Hershey’s U.S. candy, mint and gum (CMG) retail takeaway increased 4.1%, resulting in a category market share gain of 159 basis points. This gain was largely driven by strong sales of Hershey's chocolate brands, which increased 5.9% versus the prior year period. Sales of Hershey's baking items, including peanut butter, syrup, chips and cocoa continued to remain strong, increasing 12.1%. Hershey's salty snacks also performed well, increasing 14.5% in the 12-week period. This strength was partially offset by a 20.4% decline in Hershey's refreshment products as the functional need for breath freshening continues to be impacted by social distancing.

Gross margin expanded 120 basis points as strong volume gains and price realization more than offset unfavorable commodities and increased warehouse costs from elevated demand. North America advertising and related consumer marketing expenses increased 9.9% in the fourth quarter of 2020 versus the same period last year, largely driven by increased investment on core brands, seasonal products and our e-commerce business. Strong sales and gross margin gains more than offset increased selling, marketing and administrative expenses, resulting in a segment income increase of 14.6% to $595.6 million in the fourth quarter of 2020, compared to $519.8 million in the fourth quarter of 2019.
5 Includes candy, mint, gum, salty snacks and grocery items

International and Other
Fourth-quarter 2020 net sales for Hershey’s International and Other segment decreased 17.3% versus the same period last year to $211.3 million. Excluding a 4.2 point headwind from foreign currency exchange rates, constant currency net sales declined 13.1%. Volume and price realization were a 10.1 point and 3.0 point headwind, respectively. Volume softness was largely driven by reduced sales at our company's owned retail locations. While retail locations reopened during the third quarter of 2020, foot traffic remained suppressed given reduced consumer travel and capacity restrictions imposed by government regulations. In addition, consumer mobility and economic security continued to challenge our international markets, and the change in China's operating model also attributed to the net sales decline. Combined net sales in Mexico, Brazil, India and China decreased 28.7%. Excluding an 8.9 point headwind from foreign currency exchange rates, combined organic constant currency net sales in Mexico, Brazil, India and China declined approximately 19.8%.

The International and Other segment reported a $7.9 million loss in the fourth quarter of 2020, reflecting a 156.3% decrease versus the prior year period profit of $14.1 million. Profit declines were driven by the COVID-19 related sales declines, which were partially offset by marketing and overhead cost optimization.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended December 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	(13.2)%	(7.0)%	(6.2)%	—%	(6.2)%
Brazil	(21.7)%	(26.5)%	4.8%	—%	4.8%
India	20.3%	(3.7)%	24.0%	—%	24.0%
China	(82.2)%	(0.4)%	(81.8)%	—%	(81.8)%
Total Four Markets	(28.7)%	(8.9)%	(19.8)%	—%	(19.8)%

	Twelve Months Ended December 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	(24.6)%	(6.7)%	(17.9)%	—%	(17.9)%
Brazil	(13.1)%	(26.3)%	13.2%	—%	13.2%
India	(3.0)%	(4.3)%	1.3%	—%	1.3%
China	(46.0)%	(0.3)%	(45.7)%	—%	(45.7)%
Total Four Markets	(23.8)%	(9.0)%	(14.8)%	—%	(14.8)%

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the fourth quarter of 2020 was $158.4 million, a decrease of $5.0 million, or 3.1% versus the same period of 2019. This decrease was driven by savings in travel and meeting expenses related to COVID-19 along with project timing shifts versus the prior year period.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its fourth-quarter and full-year 2020 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company's website.

Note: In this release, for the fourth-quarter of and full year 2020, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including business realignment activities, acquisition-related costs and benefits, pension settlement charges relating to company-directed initiatives, long-lived and intangible asset impairment charges, an adjustment to a reserve associated with a prior year facility closure, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reported gross profit	$962,071	$911,912	$3,701,269	$3,622,478
Derivative mark-to-market (gains) losses	(4,054)	(15,204)	6,429	(28,651)
Business realignment activities	2,209	—	2,209	—
Acquisition-related costs	—	1,248	—	1,978
Non-GAAP gross profit	$960,226	$897,956	$3,709,907	$3,595,805

Reported operating profit	$405,115	$286,198	$1,782,698	$1,595,952
Derivative mark-to-market (gains) losses	(4,054)	(15,204)	6,429	(28,651)
Business realignment activities	29,343	770	31,513	9,238
Acquisition-related (benefits) costs	(1,144)	2,245	3,560	10,196
Long-lived and intangible asset impairment charges	—	107,744	9,143	112,485
Gain on sale of other assets	—	(11,289)	—	(11,289)
Facility closure reserve adjustment	—	—	(3,150)	—
Non-GAAP operating profit	$429,260	$370,464	$1,830,193	$1,687,931

Reported (benefit) provision for income taxes	$(27,930)	$9,903	$219,584	$234,032
Derivative mark-to-market (gains) losses*	(2,456)	(2,173)	1,322	(3,423)
Business realignment activities*	7,048	(189)	7,513	1,950
Acquisition-related (benefits) costs*	(303)	636	791	2,533
Pension settlement charges relating to Company-directed initiatives*	354	21	814	584
Long-lived and intangible asset impairment charges*	—	23,972	362	23,972
Gain on sale of other assets*	—	(2,755)	—	(2,755)
Facility closure reserve adjustment	—	—	(743)	—
Non-GAAP (benefit) provision for income taxes	$(23,287)	$29,415	$229,643	$256,893

Reported net income	$291,387	$207,187	$1,278,708	$1,149,692
Derivative mark-to-market (gains) losses	(1,598)	(13,031)	5,107	(25,228)
Business realignment activities	22,295	959	24,000	7,288
Acquisition-related (benefits) costs	(841)	1,609	2,769	7,663
Pension settlement charges relating to Company-directed initiatives	1,140	83	2,621	1,808
Long-lived and intangible asset impairment charges	—	83,772	8,781	88,513
Noncontrolling interest share of business realignment and impairment charges	(67)	(2,725)	(3,351)	(2,849)
Gain on sale of other assets	—	(8,534)	—	(8,534)
Facility closure reserve adjustment	—	—	(2,407)	—
Non-GAAP net income	$312,316	$269,320	$1,316,228	$1,218,353

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reported EPS - Diluted	$1.39	$0.98	$6.11	$5.46
Derivative mark-to-market (gains) losses	(0.02)	(0.08)	0.03	(0.14)
Business realignment activities	0.14	—	0.15	0.04
Acquisition-related (benefits) costs	—	0.01	0.03	0.05
Pension settlement charges relating to Company-directed initiatives	0.01	—	0.02	0.01
Long-lived and intangible asset impairment charges	—	0.51	0.04	0.53
Noncontrolling interest share of business realignment and impairment charges	—	(0.01)	(0.02)	(0.01)
Gain on sale of other assets	—	(0.05)	—	(0.05)
Facility closure reserve adjustment	—		(0.01)
Tax effect of all adjustments reflected above**	(0.03)	(0.08)	(0.06)	(0.11)
Non-GAAP EPS - Diluted	$1.49	$1.28	$6.29	$5.78

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
As reported gross margin	44.0%	44.1%	45.4%	45.4%
Non-GAAP gross margin (1)	43.9%	43.4%	45.5%	45.0%

As reported operating profit margin	18.5%	13.8%	21.9%	20.0%
Non-GAAP operating profit margin (2)	19.6%	17.9%	22.5%	21.1%

As reported effective tax rate	(10.6)%	4.6%	14.7%	16.9%
Non-GAAP effective tax rate (3)	(8.1)%	9.8%	14.9%	17.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended December 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	7.1%	0.9%	6.2%	—%	6.2%
Total North America segment	8.9%	0.1%	8.8%	(0.2)%	9.0%

International and Other segment
Mexico	(13.2)%	(7.0)%	(6.2)%	—%	(6.2)%
Brazil	(21.7)%	(26.5)%	4.8%	—%	4.8%
India	20.3%	(3.7)%	24.0%	—%	24.0%
China	(82.2)%	(0.4)%	(81.8)%	—%	(81.8)%
AEMEA Markets	12.6%	—%	12.6%	—%	12.6%
Total International and Other segment	(17.3)%	(4.2)%	(13.1)%	—%	(13.1)%

Total Company	5.7%	(0.4)%	6.1%	(0.2)%	6.3%

	Twelve Months Ended December 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	4.1%	(0.8)%	4.9%	—%	4.9%
Total North America segment	4.7%	(0.1)%	4.8%	0.6%	4.2%

International and Other segment
Mexico	(24.6)%	(6.7)%	(17.9)%	—%	(17.9)%
Brazil	(13.1)%	(26.3)%	13.2%	—%	13.2%
India	(3.0)%	(4.3)%	1.3%	—%	1.3%
China	(46.0)%	(0.3)%	(45.7)%	—%	(45.7)%
AEMEA Markets	2.0%	—%	2.0%	—%	2.0%
Total International and Other segment	(19.0)%	(4.1)%	(14.9)%	—%	(14.9)%

Total Company	2.0%	(0.5)%	2.5%	0.5%	2.0%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market (Gains) Losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the first quarter of 2017, we commenced the Margin for Growth Program to improve global efficiency and effectiveness, optimize the company’s supply chain, streamline the company’s operating model and reduce administrative expenses to generate long-term savings. During the three- and twelve-month periods of 2020 and 2019, business realignment charges related primarily to severance expenses and other third-party costs related to these programs.

Acquisition-Related (Benefits) Costs: During the fourth quarter of 2020, we recognized benefits related to the integration of the 2019 acquisition of ONE Brands, while for the full year 2020 we incurred costs related to this integration. During the three- and twelve-month periods of 2019, we incurred costs related to the integration of ONE Brands, as well as consultant fees incurred to effectuate the 2018 acquisitions of Amplify Snack Brands, Inc. and Pirate Brands, as well as other costs relating to the integration of the businesses.
Pension Settlement Charges Relating to Company-Directed Initiatives: During the three- and twelve-month periods of 2020 and 2019, settlement charges in our salary and hourly defined benefit plans were triggered as a result of lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within our Margin for Growth Program.

Long-Lived and Intangible Asset Impairment Charges: During the twelve-month period of 2020, we recorded impairment charges to adjust long-lived asset values associated with our Lotte Shanghai Foods Co., Ltd. disposal group. Additionally, in connection with a previous sale, the Company wrote-down certain receivables deemed uncollectible. During the three- and twelve-month periods of 2019, we recorded impairment charges to write down long-lived and intangible assets associated with Krave, as well as other select long-lived assets that had not yet met the held for sale criteria and impairment charges within our Lotte Shanghai Foods Co., Ltd. disposal group.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.
Gain on Sale of Other Assets: In 2019, we recorded a gain on the sale of certain Pennsylvania facilities and land.
Facility Closure Reserve Adjustment: In 2020, we recognized a positive adjustment due to a change in a prior year reserve associated with a facility closure.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2020, and our Current Report on Form 8-K filed on May 27, 2020, which are amplified by the global COVID-19 pandemic that has caused and will continue to cause significant challenges, instability, and uncertainty. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2020 and December 31, 2019
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Twelve Months Ended
			December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net sales			$2,185,244	$2,068,125	$8,149,719	$7,986,252
Cost of sales			1,223,173	1,156,213	4,448,450	4,363,774
Gross profit			962,071	911,912	3,701,269	3,622,478

Selling, marketing and administrative expense			537,978	517,200	1,890,925	1,905,929
Long-lived and intangible asset impairment charges			—	107,744	9,143	112,485
Business realignment costs			18,978	770	18,503	8,112

Operating profit			405,115	286,198	1,782,698	1,595,952
Interest expense, net			37,782	37,435	149,374	144,125
Other (income) expense, net			103,933	34,442	138,327	71,043

Income before income taxes			263,400	214,321	1,494,997	1,380,784
(Benefit) provision for income taxes			(27,930)	9,903	219,584	234,032

Net income including noncontrolling interest			291,330	204,418	1,275,413	1,146,752

Less: Net loss attributable to noncontrolling interest			(57)	(2,769)	(3,295)	(2,940)
Net income attributable to The Hershey Company			$291,387	$207,187	$1,278,708	$1,149,692

Net income per share	- Basic	- Common	$1.44	$1.02	$6.30	$5.64
	- Diluted	- Common	$1.39	$0.98	$6.11	$5.46
	- Basic	- Class B	$1.31	$0.93	$5.72	$5.12

Shares outstanding	- Basic	- Common	147,791	148,521	147,832	148,841
	- Diluted	- Common	209,384	210,491	209,414	210,702
	- Basic	- Class B	60,614	60,614	60,614	60,614

Key margins:
Gross margin			44.0%	44.1%	45.4%	45.4%
Operating profit margin			18.5%	13.8%	21.9%	20.0%
Net margin			13.3%	10.0%	15.7%	14.4%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2020 and December 31, 2019
(unaudited) (in thousands except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	December 31, 2019	% Change	December 31, 2020	December 31, 2019	% Change
Net sales:
North America	$1,973,937	$1,812,733	8.9%	$7,416,697	$7,081,764	4.7%
International and Other	211,307	255,392	(17.3)%	733,022	904,488	(19.0)%
Total	$2,185,244	$2,068,125	5.7%	$8,149,719	$7,986,252	2.0%

Segment income (loss):
North America	$595,572	$519,814	14.6%	$2,321,823	$2,125,861	9.2%
International and Other	(7,920)	14,071	(156.3)%	28,592	95,702	(70.1)%
Total segment income	587,652	533,885	10.1%	2,350,415	2,221,563	5.8%
Unallocated corporate expense (1)	158,392	163,421	(3.1)%	520,222	533,632	(2.5)%
Mark-to-market adjustment for commodity derivatives (2)	(4,054)	(15,204)	(73.3)%	6,429	(28,651)	(122.4)%
Long-lived and intangible asset impairment charges	—	107,744	(100.0)%	9,143	112,485	(91.9)%
Costs associated with business realignment initiatives	29,343	770	3710.8%	31,513	9,238	241.1%
Acquisition-related (benefits) costs	(1,144)	2,245	(151.0)%	3,560	10,196	(65.1)%
Gain on sale of other assets	—	(11,289)	NM	—	(11,289)	NM
Facility closure reserve adjustment	—	—	NM	(3,150)	—	NM
Operating profit	405,115	286,198	41.6%	1,782,698	1,595,952	11.7%
Interest expense, net	37,782	37,435	0.9%	149,374	144,125	3.6%
Other (income) expense, net	103,933	34,442	201.8%	138,327	71,043	94.7%
Income before income taxes	$263,400	$214,321	22.9%	$1,494,997	$1,380,784	8.3%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Segment income (loss) as a percent of net sales:
North America	30.2%	28.7%	31.3%	30.0%
International and Other	(3.7)%	5.5%	3.9%	10.6%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2020 and December 31, 2019
(in thousands of dollars)

Assets	December 31, 2020	December 31, 2019
	(unaudited)
Cash and cash equivalents	$1,143,987	$493,262
Accounts receivable - trade, net	615,233	568,509
Inventories	964,207	815,251
Prepaid expenses and other	254,478	240,080

Total current assets	2,977,905	2,117,102

Property, plant and equipment, net	2,285,255	2,153,139
Goodwill	1,988,215	1,985,955
Other intangibles	1,295,214	1,341,166
Other non-current assets	555,887	512,000
Deferred income taxes	29,369	31,033

Total assets	$9,131,845	$8,140,395

Liabilities and Stockholders' Equity

Accounts payable	$580,058	$550,828
Accrued liabilities	781,766	702,372
Accrued income taxes	17,051	19,921
Short-term debt	74,041	32,282
Current portion of long-term debt	438,829	703,390

Total current liabilities	1,891,745	2,008,793

Long-term debt	4,089,755	3,530,813
Other long-term liabilities	683,434	655,777
Deferred income taxes	229,028	200,018

Total liabilities	6,893,962	6,395,401

Total stockholders' equity	2,237,883	1,744,994

Total liabilities and stockholders' equity	$9,131,845	$8,140,395